As filed with the Securities and Exchange Commission on December 13, 2017
Registration No. 333-151317

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
Post-Effective Amendment No. 1 to
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
_________________
Western Gas Partners, LP
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		26-1075808 (I.R.S. Employer Identification No.)
1201 Lake Robbins Drive The Woodlands, Texas 77380-1046 (832) 636-6000 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_________________
WESTERN GAS PARTNERS, LP 2008 LONG-TERM INCENTIVE PLAN
WESTERN GAS PARTNERS, LP 2017 LONG-TERM INCENTIVE PLAN
(Full title of the plan)

Phillip H. Peacock Senior Vice President, General Counsel and Corporate Secretary 1201 Lake Robbins Drive The Woodlands, Texas 77380-1046 (832) 636-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
David P. Oelman Alan Beck Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, Texas 77002 Tel: (713) 758-3708

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if smaller reporting company)	Smaller Reporting Company	☐
			Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE
On May 30, 2008, Western Gas Partners, LP (the “Registrant”) filed this registration statement (the “Registration Statement”) on Form S-8 (File No. 333-151317) with the Securities and Exchange Commission (the “Commission”) to register 2,250,000 of the Registrant’s common units representing limited partner interests (the “Common Units”), for offer or sale pursuant to the Western Gas Partners, LP 2008 Long-Term Incentive Plan (the “2008 Plan”).

On October 17, 2017, the Registrant’s common and Class C unitholders approved the Western Gas Partners, LP 2017 Long Term Incentive Plan (the “2017 Plan”). As a result of such approval, (i) no future awards will be made under the 2008 Plan, (ii) awards with respect to 7,180 Common Units will remain outstanding and will vest, if at all, pursuant to the terms of such awards, and (iii) 2,113,531 Common Units previously reserved for awards under the 2008 Plan will now be available for awards pursuant to the 2017 Plan. Pursuant to the undertaking that the Registrant disclose a material change in the plan of distribution under this registration statement, the Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to reflect that 2,120,711 Common Units that were previously reserved for issuance pursuant to awards under the 2008 Plan will now be available for issuance under the 2017 Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Western Gas Holdings, LLC (the “General Partner”), a Delaware limited liability company and the general partner of the Registrant, will provide all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428(a)(2) of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:
(a)The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2016, filed with the Commission on February 23, 2017 (File No. 001-34046);

(b)The Registrant’s Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 2017, filed with the Commission on May 3, 2017 (File No. 001-34046), June 30, 2017, filed with the Commission on July 26, 2017 (File No. 001-34046) and September 30, 2017, filed with the Commission on November 1, 2017;

(c)The Registrant’s Current Reports on Form 8-K filed with the Commission on February 9, 2017; February 16, 2017; March 23, 2017; March 31, 2017; May 23, 2017; October 17, 2017; and November 9, 2017 (with respect to all Items other than Items 2.02 and 7.01, which are not incorporated herein by reference);

(d)All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K referred to in (a) above; and

(e)The description of the Common Units included under the caption “Description of the Common Units” contained in the Prospectus included in the Registrant’s Registration Statement on Form S-1 (File No. 333-146700) originally filed with the Commission on October 15, 2007, which description has been incorporated by reference in Item 1 of the Registrant’s Registration Statement on Form 8-A (File No. 001-34046) , filed with the Commissions on May 6, 2008, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever. The Registrant’s partnership agreement provides that it will generally indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference.
The General Partner has purchased insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors the General Partner or any of its direct or indirect subsidiaries, including the Registrant.
The General Partner has entered into indemnification agreements (each, an “Indemnification Agreement”) with each of its officers and directors (each, an “Indemnitee”). Each Indemnification Agreement provides that the General Partner will indemnify and hold harmless each Indemnitee against all expense, liability and loss (including attorney’s fees, judgments, fines or penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by the Indemnitee in connection with serving in their capacity as officers and directors of the General Partner (or of any subsidiary of the General Partner) or in any capacity at the request of the General Partner or its board of directors to the fullest extent permitted by applicable law, including Section 18-108 of the Delaware Limited Liability Company Act in effect on the date of the agreement or as such laws may be amended to provide more advantageous rights to the Indemnitee. The Indemnification Agreement also provides that the General Partner must advance payment of certain expenses to the Indemnitee, including fees of counsel, in advance of final disposition of any proceeding subject to receipt of an undertaking from the Indemnitee to return such advance if it is ultimately determined that the Indemnitee is not entitled to indemnification.

Under the Registrant’s omnibus agreement with Anadarko Petroleum Corporation (“Anadarko”), Anadarko agreed to indemnify the Registrant against certain environmental, title and operation matters associated with the Registrant’s initial assets. Other than with respect to certain tax liabilities attributable to assets or liabilities retained by Anadarko, the indemnification obligations under the omnibus agreement have expired.
The Plan provides that the committee that administers the Plan (the “Committee”) and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Registrant or any of its affiliates, the Registrant’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee and any officer or employee of the Registrant or any of its affiliates acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1
Certificate of Limited Partnership of Western Gas Partners, LP (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed on October 15, 2007, File No. 333-146700).

4.2
Second Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP, dated March 14, 2016 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on March 16, 2016, File No. 001-34046).

4.3
Amendment No. 1 to Second Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP, dated March 14, 2016 (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on March 16, 2016, File No. 001-34046).

4.4
Amendment No. 2 to Second Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP, dated February 22, 2017 (incorporated by reference to Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K filed on February 23, 2017, File No. 001-34046).

4.5	Western Gas Partners, LP 2008 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.13 to the Registrant’s Quarterly Report on Form 10-Q filed on June 13, 2008, File No. 001-34046).
4.6
Form of Award Agreement under the Western Gas Partners, LP 2008 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed on May 14, 2008, File No. 001-34046).

4.7	Western Gas Partners, LP 2017 Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 17, 2017, File No. 001-34046).
4.8*	Form of Award Agreement under the Western Gas Partners, LP 2017 Long Term Incentive Plan.
5.1*	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1 hereto).
24.1*	Powers of Attorney (included on the signature page hereof).
______________________
*    Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on December 13, 2017.

WESTERN GAS PARTNERS, LP

By:	WESTERN GAS HOLDINGS, LLC, its general partner

By:	/s/ Benjamin M. Fink
Benjamin M. Fink
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Benjamin M. Fink, Jaime R. Casas and Philip H. Peacock and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement and the above Power of Attorney have been signed below by the following persons in the capacities indicated on December 13, 2017.

Name	Position

/s/ Benjamin M. Fink	President, Chief Executive Officer and Director
Benjamin M. Fink	(Principal Executive Officer)

/s/ Jaime R. Casas	Senior Vice President, Chief Financial Officer and Treasurer
Jaime R. Casas	(Principal Financial and Accounting Officer)

/s/ Robert G. Gwin	Chairman of the Board
Robert G. Gwin

/s/ Milton Carroll	Director
Milton Carroll

/s/ Steven D. Arnold	Director
Steven D. Arnold

/s/ James R. Crane	Director
James R. Crane

/s/ Darrell E. Hollek	Director
Darrell E. Hollek

/s/ Robert K. Reeves	Director
Robert K. Reeves

/s/ David J. Tudor	Director
David J. Tudor

/s/ Daniel E. Brown	Director
Daniel E. Brown